Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Jay Brown, CFO
Fiona McKone, VP - Finance
Crown Castle International Corp.
713-570-3050

CROWN CASTLE ANNOUNCES CERTAIN CONTRACTUAL
TERMS RELATED TO T-MOBILE USA AND METROPCS

October 3, 2012 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE:CCI) today announced certain contractual terms in light of T-Mobile USA’s (“T-Mobile”) proposed merger with MetroPCS Communications, Inc. (“MetroPCS”).  After giving effect to the recently announced transaction between Crown Castle and T-Mobile (“T-Mobile Transaction”), as of June 30, 2012, T-Mobile and MetroPCS represented approximately 17% and 5%, respectively, of Crown Castle’s consolidated site rental revenues.  Further, there are approximately 1,400 Crown Castle towers, pro forma for the T-Mobile Transaction, on which both carriers currently reside.  Crown Castle’s revenue from MetroPCS on these 1,400 towers represents less than 2% of Crown Castle’s consolidated site rental revenues.  In addition, there is an average of approximately 10 years and 5 years of current term remaining on all lease agreements with T-Mobile and MetroPCS, respectively.
Crown Castle owns, operates, and leases towers and other infrastructure for wireless communications.  Crown Castle offers significant wireless communications coverage to 92 of the top 100 US markets and to substantially all of the Australian population.  Pro forma for the announced T-Mobile Transaction, Crown Castle owns, operates, and manages over 30,000 and approximately 1,600 wireless communication sites in the US and Australia, respectively.  For more information on Crown Castle, please visit www.crowncastle.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management's current expectations. Such statements include plans, projections and estimates regarding the availability of funds for investment. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle's results is included in our filings with the Securities and Exchange Commission. The term “including,” and any variation thereof, means “including, without limitation.”

www. crowncastle.com